Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MPM HOLDINGS INC.

MPM Holdings Inc., a corporation organized and existing by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The name of the corporation is MPM Holdings Inc. (the “Corporation”), and the date of filing of its original certificate of incorporation with the Office of the Secretary of State of the State of Delaware is September 2, 2014;

SECOND: This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its stockholders in accordance with Section 228 of the DGCL;

THIRD: This Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware;

FOURTH: The certificate of incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is MPM Holdings Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The name and address of the Corporation’s registered agent in the State of Delaware is the Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, State of Delaware 19808.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

Section 4.01. Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 300,000,000 shares, divided into (a) 250,000,000 shares of Common Stock, with the par value of $0.01 per share (the “Common Stock”), and (b) 50,000,000 shares of Preferred Stock, with the par value of $0.01 per share (the “Preferred Stock”). The authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

Section 4.02. Board Issuance of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series. The powers, designations, preferences and relative, participating, optional or other rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series at any time outstanding.

Section 4.03. Voting. Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.02 (such certificate, a “Preferred Stock Designation”)) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

Section 4.04. Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine.

Section 4.05. Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

Section 5.01. Number of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. The total number of directors constituting the entire Board shall be not less than 6 nor more than 15, with the then-authorized number of directors being fixed from time to time by the Board.

Section 5.02. Election of Directors. Unless and except to the extent that the By-laws shall so require, the election of directors of the Corporation need not be by written ballot.

Section 5.03. Staggered Board. The Board (other than those directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Section 5.03; Class II directors shall initially serve until the second annual meeting of stockholders following the effectiveness of this Section 5.03; and Class III directors shall initially serve until the third annual meeting of stockholders following the effectiveness of this Section 5.03. Commencing with the first annual meeting of stockholders following the effectiveness of this Section 5.03, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already in office to such classes at the time this Section 5.03 becomes effective.

Section 5.04. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term of office of the director whom he or she has replaced and his or her successor shall be elected and qualified or his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 5.05. Removal of Directors. Except for those directors, if any, elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock

Designation, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.06. Annual Meetings of Stockholders. A meeting of stockholders for the election of directors of the Corporation and such other business as may properly come before the meeting in accordance with the By-laws of the Corporation (the “By-laws”) shall be held annually at such date and time as designated by the Board from time to time.

Section 5.07. Adoption, Amendment or Repeal of By-laws. The Board is authorized to adopt, amend or repeal the By-laws.

ARTICLE VI

AFFILIATE TRANSACTIONS

Section 6.01. Affiliate Transactions. (a) Subject to Sections 6.02 and 6.03, the Corporation shall not, and shall cause its subsidiaries not to, enter into, consummate, amend, modify (including by waiver) or terminate any Affiliate Transaction (as defined below) or any agreement with respect thereto without the approval of a majority of the directors who were not appointed by and are not otherwise Affiliated with the Related Party to which such Affiliate Transaction relates (the “Disinterested Directors”). Notwithstanding anything to the contrary herein, (i) independent directors appointed by a Related Party shall be entitled to vote in respect of Affiliate Transactions so long as they remain independent of such Related Party, (ii) a director appointed, recommended or nominated by Apollo shall only be considered “independent” if he or she is not Affiliated with Apollo and does not serve on the board of directors of, and is not employed by or Affiliated with, any Apollo portfolio company and (iii) a director appointed, recommended or nominated by a member of the Ad Hoc Group or the members of the Ad Hoc Group, collectively, shall only be considered “independent” if he or she is independent from each member of the Ad Hoc Group pursuant to the standard for independence under the rules of the New York Stock Exchange.

Section 6.02. Arms’ Length Transactions. Notwithstanding Section 6.01, the approval of the Disinterested Directors shall not be required to approve any Affiliate Transaction that is conducted on arms’ length terms (including with respect to market pricing) and does not, collectively with any related transactions, involve payments or value in excess of $1,750,000 in the aggregate; provided, that the officers of the Corporation shall regularly provide a report to each member of the Board of Directors regarding any Affiliate Transactions that are not required to be approved by the Disinterested Directors by virtue of this Section 6.02, including the material terms thereof.

Section 6.03. Shared Services Agreement. Without limitation to Section 6.01, for so long as Apollo or any of its Affiliates is a party to the Shared Services Agreement (as defined below), the amendment, modification (including by waiver) or termination of or enforcement or exercise of any rights under, the Shared Services Agreement will be directed by management of the Corporation and shall require the approval of a majority of the Disinterested

Directors, and directors other than Disinterested Directors will not be permitted to vote on such matters (it being understood, for the avoidance of doubt, that Apollo is the Related Party for purposes of this Section 6.03); provided, that independent directors appointed by Apollo or its Affiliates shall be entitled to vote on such amendment, modification (including by waiver) or termination of or enforcement or exercise of any rights so long as they remain independent of Apollo. In addition to the limitation on voting rights set forth in the prior sentence: (a) all directors who are not Disinterested Directors (the “Conflicted Directors”) shall be required to recuse themselves from, and shall not be permitted to listen to or participate in, the deliberation of any matter before the Board of Directors or any committee thereof relating to the determination or the verification of the Allocation Percentage and the Reconciliation Payments (each as defined in the Shared Services Agreement); and (b) Conflicted Directors shall be permitted a reasonable opportunity at each meeting of the Board of Directors to express their views on any matter before the Board of Directors or any committee thereof relating to the termination of, or material amendment or modification (including by waiver) of, the Shared Services Agreement, provided that after the Conflicted Directors have been provided such reasonable opportunity then, at the request of any Disinterested Director the Conflicted Directors shall recuse themselves from, and shall be prohibited from listening to or participating in, further deliberations of such matter at such meeting.

Section 6.04. Certain Definitions. For the purposes of this Certificate of Incorporation, the following terms shall have the following meanings:

“Affiliate Transaction” means any contract, agreement, transaction or other arrangement (whether written or unwritten) between the Corporation or any of its subsidiaries, on the one hand, and any Stockholder or any Affiliate (including any portfolio company or funds under management of such Stockholder or its Affiliates) of any Stockholder, on the other hand; provided, that, “Affiliate Transactions” shall not include transactions between or among the Corporation and any of its subsidiaries.

“Ad Hoc Group” means that certain former ad hoc committee defined as the “Ad Hoc Committee” in the Backstop Commitment Agreement, dated as of May 9, 2014 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

“Apollo” means Apollo Global Management, LLC and its Affiliates.

“Related Party” means a Stockholder that, collectively with its Affiliates, including any portfolio companies and funds under management of such Stockholder or its Affiliates, beneficially owns more than 20% of the Common Stock.

“Shared Services Agreement” means that certain Amended and Restated Shared Services Agreement dated as of March 17, 2011 by and between Momentive Performance Materials Inc., Momentive Specialty Chemicals Inc. and the other persons party thereto (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

ARTICLE VII

LIMITATION ON DIRECTOR LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted under the DGCL, as so amended. Any amendment, modification or repeal of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, modification or repeal.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.01. Right to Indemnification.

(a) Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another entity or other enterprise, including for all purposes of this Article VIII service with respect to employee benefit plans (hereinafter, a “Covered Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as amended from time to time (but in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the DGCL permitted the Corporation to provide prior to such amendment), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred or suffered by such Covered Person in connection with such proceeding,; provided, however, that, except as provided in Section 8.02, the Corporation shall be required to indemnify any such Covered Person in connection with a proceeding (or part thereof) initiated by that Covered Person only if that proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a current director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. No director or officer will be required to post any bond or provide any other security with respect to any such undertaking. The rights to indemnification and advancement of expenses provided by this Article VIII shall continue as to a Covered Person who has ceased to be a director or officer of the Corporation, or has ceased to serve at the request of the Corporation as a director, officer, manager, employee or agent of another entity or other enterprise, and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives, with respect to all acts and omissions by such Covered Person while serving as a director or officer of the Corporation.

(b) The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Covered Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Covered Persons, as required by law, the terms of this Certificate of Incorporation, the By-laws, an agreement, vote of Stockholders or the Board, or otherwise without regard to any rights the Covered Persons may have against the Stockholder Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right.

Section 8.02. Right of Claimant to Bring Suit. If a claim under Section 8.01 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting that suit. It shall be a defense to any such action (other than an action brought to enforce a claim for advancement of expenses) that the claimant has failed to meet any applicable standard of conduct for indemnification set forth in the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met the applicable standard of conduct for indemnification set forth in the DGCL, nor an actual determination by the Corporation (including its Board, its independent legal counsel or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 8.03. Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred in this Article VIII shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or By-laws, agreement, vote of Stockholders or disinterested directors or otherwise.

Section 8.04. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another entity or other enterprise, against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

Section 8.05. Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 8.06. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any section of this Article VIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any section of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.07. Amendments to this Article VIII. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and advancement of expenses provided hereby existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

SECTION 203 OF THE DGCL

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

EXCLUSIVE FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

Unless the Corporation expressly consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, or stockholder of the Corporation to the Corporation or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the By-laws (in each case, as may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine or as to which the DGCL otherwise confers jurisdiction upon the Court of Chancery, except as to each of (a) through (d) above, if the Court of Chancery does not have jurisdiction, in which case the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon Stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that notwithstanding any other provision of this Certificate of Incorporation to the contrary, (a) the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, Article XIII, (b) neither Article VI (Affiliate Transactions) nor any associated definitions or this clause (b) may be altered, amended or repealed nor may any new provisions affecting such provisions be adopted without the affirmative vote of the holders of all of the then outstanding shares of Common Stock, other than in connection with a Listing or an IPO in which case the approval of both a majority of the directors who were not appointed by and are not otherwise Affiliated with Apollo (provided, that independent directors appointed by Apollo shall be entitled to vote on such amendment so long as they remain independent) and the holders of a majority of the then outstanding shares of Common Stock, disregarding for purposes of such calculation any shares of Common Stock beneficially owned by Apollo or any of its Affiliates, shall be required.

ARTICLE XII

BUSINESS OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Corporation and any of Apollo or Oaktree Capital Management, L.P. and its Affiliates (“Oaktree”), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to Apollo or Oaktree or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries, even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and to the fullest extent permitted by law no such person shall be liable to the Corporation or any of its subsidiaries or affiliates for breach of any fiduciary or other duty, as a director, officer, stockholder or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the Stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such stockholder shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation. Neither the alteration, amendment or repeal of this Article XII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XII, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article XII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article XII (including, without limitation, each such portion of this Article XII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable. This Article XII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-laws or applicable law.

ARTICLE XIII

WRITTEN CONSENT PROHIBITION

Except as otherwise provided for or fixed pursuant to any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE XIV

ADDITIONAL DEFINITIONS

For the purposes of this Certificate of Incorporation, the following terms shall have the following meanings:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment advisor to which is such person or its Affiliate). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“beneficially own” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time.

“Listing” means the date the Common Stock is listed on a national securities exchange in the United States.

“IPO” means the consummation of the first public offering and sale of Common Stock (other than on Forms S-4 or S-8 or their equivalent), pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time.

IN WITNESS WHEREOF, MPM Holdings Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of this      day of             , 2017.

MPM HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation of MPM Holdings Inc.]